Exhibit 99.1

ELECTRUM SPECIAL ACQUISITION CORPORATION

ANNOUNCES INTENT TO DELIST

NEW YORK, NY, May 25, 2018 – Electrum Special Acquisition Corporation (NASDAQ: ELEC), a blank check acquisition company (the “Company”) previously announced that it intends to dissolve and liquidate in accordance with its Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”), including the redemption of all of its outstanding ordinary shares (the “public shares”) that were included in the units issued in its initial public offering, as soon as possible after June 5, 2018 (the “Final Redemption Date”) because the Company will not be able to consummate an initial business combination within the time period required by its Memorandum and Articles of Association.

The Company today announced that its trust account established in connection with the Company’s initial public offering has been liquidated and that 10,760,446 public shares were submitted to the Company’s transfer agent, Continental Stock Transfer & Trust Company, and were redeemed on May 24, 2018 at a price of approximately $10.48 per share.

As previously announced, the Company expects that all public shares received by the Company’s transfer agent on or before 5:00 p.m., eastern time, on May 30, 2018 will be redeemed on the following business day. The Company expects that any remaining public shares will cease trading as of the close of business on June 5, 2018 and be redeemed on June 6, 2018.

The Company intends to file with the Securities and Exchange Commission (the “SEC”) on or about June 6, 2018 a Form 25 to delist its securities from Nasdaq. The company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company’s securities will not be listed or registered on another national exchange or on a quotation medium.

Forward-Looking Statements

Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, the redemption of the Company’s public shares. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from the Company’s historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date. The Company assumes no obligation to update forward-looking statements except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

Media Contacts

Nathaniel Garnick/Kevin FitzGerald

Gasthalter & Co.

(212) 257-4170